Exhibit 3.1
CERTIFICATE OF ELIMINATION
OF
SERIES F NONCUMULATIVE PERPETUAL PREFERRED STOCK
$0.01 PAR VALUE
OF
THE BANK OF NEW YORK MELLON CORPORATION
THE BANK OF NEW YORK MELLON CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) thereof, does hereby certify that the following resolutions included in the resolutions adopted by the Board of Directors of the Corporation (the “Board”) on August 11, 2026, with respect to its Series F Noncumulative Perpetual Preferred Stock (the “Series F Preferred Stock”) and the Certificate of Designations with respect to the Series F Preferred Stock as filed with the Secretary of State of the State of Delaware on July 29, 2016, were duly adopted upon the completion of the redemption of all outstanding shares of the Series F Preferred Stock:
RESOLVED, that pursuant to Section 151 of the General Corporation Law of the State of Delaware and in accordance with the resolutions of the Board, adopted at a meeting duly called and held on December 8, 2015, the provisions of the Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Corporation and applicable law, a Pricing Committee of the Board, at a meeting duly called and held on July 22, 2016, authorized the creation and issuance of 10,000 shares of Series F Noncumulative Perpetual Preferred Stock, par value $0.01 per share (the “Series F Preferred Stock”), of the Corporation, and established the designation, voting rights, preferences, redemption rights, qualifications, privileges, limitations, restrictions and special or relative rights thereof, and authorized the filing of the Certificate of Designations with respect to the Series F Preferred Stock (the “Series F Certificate of Designations”) with the Secretary of State of the State of Delaware; and it is further
RESOLVED, as of the date hereof, no shares of the Series F Preferred Stock are outstanding and no shares of the Series F Preferred Stock will be issued subject to the Series F Certificate of Designations; and it is further
RESOLVED, that when a certificate setting forth this resolution becomes effective, it shall have the effect of eliminating from the Restated Certificate of Incorporation all matters set forth in the Series F Certificate of Designations with respect to the Series F Preferred Stock; and it is further
RESOLVED, that any officer of the Corporation with the title of Chief Executive Officer, Chief Financial Officer, Vice Chair, General Counsel, Secretary, Controller, Treasurer or Assistant Secretary is hereby authorized, in the name and on behalf of the Corporation, to prepare, execute and file with the Secretary of State of the State of Delaware a Certificate of Elimination relating to Series F Preferred Stock.
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IN WITNESS WHEREOF, the undersigned Corporation has caused this Certificate to be signed by a duly authorized officer this 22nd day of September, 2026.

THE BANK OF NEW YORK MELLON CORPORATION
By:	/s/ Tiffany Eng
Name: Tiffany Eng Title: Managing Director and Treasurer
[Signature Page to Certificate of Elimination]